Exhibit 2.1

AMENDMENT NO. 3 TO MERGER AGREEMENT

This AMENDMENT NO. 3 TO MERGER AGREEMENT, dated as of June 19, 2023 (this “Amendment No. 3”), is by and between Avangrid, Inc., a New York corporation (“Parent”), NM Green Holdings, Inc., a New Mexico corporation and direct subsidiary of Parent (“Merger Sub”), and PNM Resources, Inc., a New Mexico corporation (the “Company” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub have entered into that certain Agreement and Plan of Merger, dated as of October 20, 2020, as amended by the Amendment to Merger Agreement, dated as of January 3, 2022, and Amendment No. 2 to Merger Agreement, dated as of April 12, 2023 (the “Merger Agreement”);

WHEREAS, as of the date hereof, the Required Regulatory Approval from the New Mexico Public Regulation Commission has not been obtained (the “Outstanding Approval”) and the Parties have reasonably determined that such Outstanding Approval will not be obtained by the July 20, 2023 End Date;

WHEREAS, Section 8.1(c) of the Merger Agreement provides that the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by Parent or the Company if the Effective Time shall not have occurred on or before the End Date;

WHEREAS, in light of the above referenced Outstanding Approval, the Parties acknowledge that each Party will have the right to terminate the Merger Agreement pursuant to Section 8.1(c) after July 20, 2023; and

WHEREAS, the board of directors of each of the Parties has determined that it is in such Party’s best interests and the best interests of its shareholders (as applicable) for the Parties to continue to be bound by the Merger Agreement and each of the Parties desires to amend the Merger Agreement, as set forth in Section 1 below.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, and subject to and on the terms and conditions set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

SECTION 1. Waiver and Agreement

(a) The Parties hereby agree that Section 8.1(c) of the Merger Agreement shall be amended in its entirety to read as follows:

“By Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. New York City time on December 31, 2023 (the “End Date”); provided that if, prior to the End Date, all of the conditions to Closing set forth in Article VII have been satisfied or waived, as applicable, or for conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied, except for any condition set forth in Section 7.1(c) or Section 7.1(d), the Company and Parent may mutually agree to extend the End Date to a date that is three (3) months after the End Date (and if so extended, such later date being the End Date); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;”

SECTION 2. General Provisions.

(a) Except as expressly provided herein, nothing in this Amendment shall be deemed to constitute a waiver of compliance by any Party with respect to any other term, provision or condition of the Merger Agreement or shall be deemed or construed to amend, supplement or modify the Merger Agreement or otherwise affect the rights and obligations of any Party thereto, all of which remain in full force and effect.

(b) The following provisions from the Merger Agreement shall be incorporated into, and be effective with respect to, this Amendment as if set forth herein, mutatis mutandis: Section 9.2 (Modification or Amendment), Section 9.4 (Notices), Section 9.6 (Severability), Section 9.7 (Entire Agreement; Assignment), Section 9.9 (Governing Law), Section 9.11 (Counterparts)), Section 9.12 (Specific Performance), Section 9.13 (Jurisdiction) and Section 9.14 (Waiver of Jury Trial).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 3 as of the date first written above.
AVANGRID, INC.

    /s/ Pedro Azagra Blázquez
Name:    Pedro Azagra Blázquez
Title:    Chief Executive Officer

NM GREEN HOLDINGS, INC.

    /s/ Pedro Azagra Blázquez
Name:    Pedro Azagra Blázquez
Title:    President and Treasurer
PNM RESOURCES, INC.

        /s/ Patricia K. Collawn
Name: Patricia K. Collawn
Title:    Chairman and Chief Executive
Officer